Exhibit 10.1

QCR HOLDINGS, INC.

TRANSITIONAL EMPLOYMENT AGREEMENT

This TRANSITIONAL EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on November 19, 2018 (“Effective Date”), by and between QCR Holdings, Inc. (the “Company”) and Douglas M. Hultquist (“Executive,” and, together with the Company, the “Parties”).

RECITALS

A.                                    Executive is currently employed by the Company as President and Chief Executive Officer, pursuant to the terms of that certain employment agreement dated January 1, 2004, as amended (“Prior Employment Agreement”), by and between the Company and Executive.

B.                                    The Company desires, with Executive’s assistance, to implement a succession plan with respect to Executive’s employment, and Executive desires to provide such assistance.

C.                                    The Company desires to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company pursuant to such terms.

D.                                    The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment with the Company, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

E.                                    The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede in its entirety the Prior Employment Agreement and all prior employment agreements between the Parties, whether or not in writing, and to have any such prior employment agreements become null and void as of the Effective Date.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.                                      Prior Agreement. The Prior Employment Agreement shall continue in full force and effect until the adjournment of the Company’s annual shareholder meeting in May 2019 (“Retirement Date”). As of the adjournment of the Company’s annual shareholder meeting on the Retirement Date, this Agreement shall supersede and replace any and all prior agreements respecting Executive’s employment by, or service to, the Company as may from time to time have been made by and between the Parties, whether or not in writing, including but not limited to the Prior Employment Agreement; provided, however, that Sections 8 (“Confidentiality and Loyalty”) and 9 (“Non-Competition”) of the Prior Employment Agreement shall continue in force and effect during the Agreement Term, as defined below, and during the Restrictive Period, as defined in the Prior Employment Agreement; provided, further, that Section 13 (“Regulatory Suspension and Termination”) of the Prior Employment Agreement shall continue in force and effect as if restated herein; and provided, further, that any vested benefits due to Executive pursuant to any pension plan, welfare benefit plan or any other employee benefit plan shall continue to be available to Executive subject to the terms and conditions of the applicable plan as may be in effect from time to time.

2.                                      Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Executive between the Effective Date and the third (3rd) anniversary of the Retirement Date (the “Agreement Term”), and Executive hereby agrees to continue to remain in the employ of the Company and to provide services to the Company during the Agreement Term in accordance with this Agreement, unless sooner terminated as provided herein.

3.                                      Titles and Duties.

(a)                                 Executive shall continue serving as the President and Chief Executive Officer of the Company until the Retirement Date under the terms of the Prior Employment Agreement. On the Retirement Date, Executive shall resign from all officer and director positions of the Company and its Affiliates; provided, however, that Executive shall continue as a member of the Board of Directors (“Springfield Board”) of Springfield First Community Bank.

(b)                                 Between the Retirement Date and the third (3rd) anniversary of the Retirement Date, Executive shall serve as Co-Founder of the Company, subject to the direction of the successor Chief Executive Officer of the Company (the “Co-Founder Period”). Executive shall have the duties and responsibilities that may be reasonably assigned to Executive by Executive’s successor, which shall specifically include facilitating an amicable and efficient transition of duties to Executive’s successor.

(c)                                  During the Co-Founder Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of Executive’s successor, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or its Affiliates.

4.                                      Compensation and Benefits.

(a)                                 On the Retirement Date, Executive’s outstanding unvested equity awards shall immediately vest in full.

(b)                                 During the Co-Founder Period, Executive shall be entitled to an annual base salary of One Hundred Thousand Dollars ($100,000), such amount being inclusive of any and all fees for Executive’s service on the Springfield Board, which shall be payable in accordance with the normal payroll practices of the Company then in effect.

(c)                                  During the Co-Founder Period, Executive shall be entitled to an annual stipend of Five Thousand Dollars ($5,000) for participating in professional activities, trade associations and continuing professional education, with such activities to be selected by Executive at his discretion.

(d)                                 During the Co-Founder Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax qualified retirement and similar benefit plans and all medical, dental, disability, group and executive life, accidental death insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives.

(e)                                  During the Co-Founder Period, Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

(f)                                   During the Co-Founder Period, the Company shall provide Executive with office space at the Company’s headquarters in Moline, Illinois, secretarial assistance and customary technology support and assistance.

5.                                      Rights upon Termination. Executive or the Company may terminate this Agreement upon thirty (30) days prior written notice to the other Party for any reason; provided, however, that, unless the Company terminates Executive’s employment under this Agreement pursuant to Section 13 (“Regulatory Suspension and Termination”) of the Prior Employment Agreement or Executive voluntarily resigns, Executive shall remain entitled to all compensation and benefits described in Section 4 until the third (3rd) anniversary of the Retirement Date. If Executive’s employment under this Agreement is terminated for any reason prior to his attaining age sixty-five (65), the Company shall be solely responsible for the cost of providing Executive and his dependents with health insurance coverage until Executive attains age sixty-five (65); provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an affiliate) or violate any nondiscrimination requirements then applicable with respect to any applicable Company welfare benefit plans.

6.                                      Indemnification. The Company shall indemnify Executive as follows:

(a)                                 Liability Insurance. The Company shall provide Executive (including heirs, personal representatives, executors, and administrators) for the Agreement Term with coverage under a standard directors’ and officers’ liability insurance policy, at the Company’s expense.

(b)                                 Indemnification. The Company shall hold harmless and indemnify Executive (including heirs, personal representatives, executors, and administrators) to the fullest extent permitted by law against all expense and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been an officer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys’ fees and the cost of reasonable settlements.

(c)                                  Advance of Expenses. In the event Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 6, the Company shall, to the full extent permitted by law, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (“Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding; provided, however, that Executive must provide the Company with a written undertaking from Executive (i) to reimburse the Company for all Expenses actually paid by the Company to or on behalf of Executive in the event it be determined that Executive is not entitled to indemnification by the Company for such Expenses, and (ii) to assign the Company all rights of Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Company to or on behalf of Executive.

7.                                      Satisfaction; Severability. The Parties acknowledge and agree that, by entering into this Agreement, they are fully and finally settling any claim or right pursuant to the Prior Employment Agreement and release each other from any obligation or liability pursuant to the Prior Employment Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

8.                                      Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city, and other taxes as may be required pursuant to any law, governmental regulation or ruling.

9.                                      No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 9, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

10.                               Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

11.                               Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

QCR HOLDINGS, INC.

By:	/s/ Patrick S. Baird
Patrick S. Baird
Chair, Board of Directors

EXECUTIVE

By:	/s/ Douglas M. Hultquist
Douglas M. Hultquist